Exhibit 8.1

Significant Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation
Orient Plus International Limited	British Virgin Islands
Ebang Communications (HK) Technology Limited (formerly known as Hong Kong Bite Co., Limited)	Hong Kong
Ebon International LLC	United States
Power Ebang Limited	British Virgin Islands
HongKong Ebang Technology Co., Limited	Hong Kong
Tower Lead Limited	British Virgin Islands
Ebon Technology LLC	United States
Ebonex International Limited (formerly known as Lucky Chance Global Limited)	British Virgin Islands
Australia Ebon Pty Ltd	Australia
Ebonex Australia Pty Ltd	Australia
Ebon Management Australia Pty Limited	Australia
Ebonex New Zealand Limited	New Zealand
Compass Global Holdings Pty Ltd	Australia
Ebon Financial Services Pty Limited	Australia
Singapore Ebang Pte. Ltd.	Singapore
Ebonex Singapore Pte. Ltd.	Singapore
Ebonex Bahams Limited	Bahamas
Ebon Management Pte. Ltd.	Singapore
Ebon Pay Pte. Ltd.	Singapore
Ebon Pay Sdn. Bhd.	Malaysia
Ebang Communication Limited	British Virgin Islands
Ebang Communication Limited	Canada
Summit King Limited	British Virgin Islands
HongKong Ebang Digital Technology Limited	Hong Kong
Ebang Digital Asset Custody Limited	Hong Kong
Ebang Digital Asset Management Limited	Hong Kong
Ebang Financial Services Limited	Hong Kong
Ebang Trust Limited	Hong Kong
Hangzhou Ebang Shuotai Technology Co., Ltd.	PRC
Hangzhou Ebang Hongfa Technology Co., Ltd.	PRC
Zhejiang Ebang Communication Technology Co., Ltd.	PRC
Hangzhou Dewang Information Technology Co., Ltd.	PRC
Zhejiang Ebang Information Technology Co., Ltd.	PRC
Shanghai Yijiaxin IC Design Co., Ltd.	PRC
Hangzhou Yibang Botong Technology Co., Ltd.	PRC
Hangzhou Bangyun Information Technology Co., Ltd. (formerly known as Yunnan Ebang Information Technology Co., Ltd.)	PRC
Hangzhou Ebang Shengye Technology Co., Ltd.	PRC